Exhibit 99.2

Digimarc Corporation (DMRC) Conference Call Q2 2020 Financial Results - July 29, 2020

Bruce Davis – Chairman and CEO

Thank you, and good afternoon. Welcome to our conference call. Charles Beck, our CFO, is with me. On the call today, we will review Q2 financial results, discuss significant business developments and market conditions, and provide an update on progress in the execution of strategy. We have posted these prepared remarks in the investor relations section of our website and will archive this webcast there.

Safe Harbor Statement

Please note that we may make certain forward-looking statements in this call, and in the prepared remarks we filed with the Securities and Exchange Commission and posted on our website under the heading “Safe Harbor

Statement” regarding revenue recognition matters, results of operations, investments, initiatives, perspectives on business partners, customers, prospects, industry trends, and growth strategies. We also will discuss from time to time information provided to us by our partners and actual and potential customers. We are providing this information as we understand it was represented to us. We do not verify nor vouch for such information. All such statements and information are subject to many assumptions, risks, uncertainties and changes in circumstances. Any assumptions we share about future performance represent a point-in-time estimate. Actual results may vary materially from those expressed or implied by such statements. We expressly

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disclaim any obligation to revise or update statements or other information that we provide during this call to reflect events or circumstances that may arise after the date of this conference call. For more information about risk factors that may cause actual results to differ from expectations, please see the company’s filings with the Securities and Exchange Commission, including the Form 10-Q that we expect to file shortly. Any links included in our prepared remarks are provided for general information and context only. The content referenced is not incorporated by reference, and you should not consider it a part of this presentation. We do not verify nor vouch for such information.

Charles will now comment on our financial results, and then I will discuss significant business developments, market conditions, and execution of strategy.

Financial Results

Revenue for the second quarter was $6.5 million, an increase of $300 thousand or 5% from Q2 last year. Service revenue increased 9% due to growth in services provided to Government and Retail customers. Subscription revenue was flat year over year. Subscription revenue would have increased $250 thousand if not for the renegotiated contract with our supplier partner that we discussed on our Q1 earnings call.

Revenue from Retail was up 10% to $1.6 million, driven by growth in Service revenue. Revenue from Government was up 5% to $4.1 million, also driven by growth in Service revenue, while revenue from Media was essentially flat at $900 thousand.

Retail bookings in Q2 were $1.1 million, down from $1.8 million in Q2 last year. Bookings in Q2 last year included a large multi-year committed contract, which accounts for most of the variance. Bookings in Q2 this year included two notable developments.

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First, we generated our first two bookings for solutions using our variable data printing software, one for a traceability use case and the other for a brand authentication use case. While these two bookings contributed only tens of thousands to our reported Q2 bookings, we anticipate they will become larger contributors to bookings in the second half of this year and thereafter. Both opportunities include variable fees to us based on units produced versus an upfront fixed fee, which mitigates amounts included in bookings. These are partner-led initiatives whereby charging per unit is preferred to align our cost with their existing business models. I anticipate we will see more opportunities like these in the coming quarters as our business partners are becoming more engaged in selling Digimarc-enabled solutions. These two use cases are also repeatable amongst a broad base of prospective customers.

Second, we closed our first four paid contracts for recycling use cases during the quarter. Two of the contracts provide for the enhancement of product packaging, one for consulting on optimizing the reading environment for plastics sortation, and the other on enhancing plastic packaging molds with Digimarc Barcode. The bookings impact of these four contracts to Q2 was not significant, as the fees are variable or dependent upon meeting milestones. Still, we anticipate they will grow in significance going forward. These contracts, along with other opportunities we see in the sales pipeline, are encouraging signs of real interest in investing in recycling use cases.

Gross margin for the quarter was 67%, up from 65% last year, driven mainly by an increase in Service margins. Service margins were 59% up from 53% last year primarily due to a favorable mix in billable expenses with higher labor and lower non-labor expenses. Labor expenses have a much higher margin than non-labor expenses in our service contracts. Subscription margin was unchanged at 80%.

Operating expenses were $11.9 million, a decrease of 2% from Q2 last year mainly

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due to lower travel, consulting and marketing costs. Operating expenses were down sequentially from the previous quarter, dropping $1.1 million, as we successfully executed on the cost-cutting measures that we shared with you on the last earnings call. Expenses ended up even lower than the $12 to $12.5 million range we guided to as we identified additional expense reduction opportunities in non-essential areas.

We are further decreasing spending by virtue of some corporate restructuring that is underway to improve our execution of strategy.  These changes will further reduce our operating expenses by reducing headcount by approximately 7%. We expect to incur severance costs of $0.9 million during Q3, consisting of $0.4 million of cash-based severance and $0.5 million of stock-based severance. Annual operating expenses are expected to decrease by $2.3 million as a result of these reductions, consisting of $2.1 million of cash-based compensation and $0.2 million of stock-based compensation.

We anticipate operating expenses in the third quarter to be between $12.2 million and $12.6 million, which includes the $900 thousand of non-recurring severance costs I just mentioned. We expect cash usage in the third quarter to be between $6.5 million and $7.5 million, including $400 thousand of non-recurring cash-based severance.

We will continue to closely monitor our product and financial markets and our sales pipeline in relation to our working capital on hand in managing our rate of investment and allocation of resources.

Net loss for Q2 was lower than last year, at $7.5 million or 62 cents per diluted share versus a net loss of $7.9 million or 68 cents per diluted share in the second quarter last year.

We used $100 thousand of cash and investments during Q2, well below the low end of the range of $1 to $2 million we provided on our last earnings call. Our cash usage was lower than anticipated as we reduced and deferred spending where we

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could as well as restructured some vendor contracts. As noted on our Q1 earnings call, we received a $5 million Paycheck Protection Program loan in April. We spent the entire amount on qualified expenses as defined by the Paycheck Protection Program and plan to file for forgiveness of the entire $5 million loan once the portal to apply for forgiveness is available. Once we file, the bank has 60 days to review our application and then the Small Business Administration has 90 days to approve our application for forgiveness.

We ended the quarter with $30.5 million in cash and investments.

We did not raise any capital under the ATM program during the second quarter. We filed a new Form S-3 Registration Statement with the SEC in June for $100 million as our prior Registration Statement was expiring. The old Registration Statement had $49 million remaining for future issuance that has now expired. We continue to believe having a Registration Statement on file with the SEC is prudent to allow us maximum financial flexibility.

We plan to file a Prospectus Supplement to our Form S-3 Registration Statement soon that will allow us to continue to utilize the ATM program, which has $9 million available for future issuance. This filing is purely an administrative requirement as the ATM program was initiated on what is now an expired Registration Statement. We will exercise customary care in determining the best course of action regarding the remainder of the ATM authorization.  We have also re-engaged on strategic financing in parallel.

For further discussion of our financial results, and risks and prospects for our business, please see our Form 10-Q that we expect to file shortly.

Bruce will now provide his comments on significant business developments, market conditions, and execution of strategy.

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Execution of Strategy

We had a great start to the year and then came Covid-19.  The pandemic continues to cast a shadow on our economy and society.  Our company has responded as well as it can to the pandemic crisis so far. The first stage of our response focused on the health and safety of our employees. The next stage focused on the productivity of an entirely remote workforce, providing tools, training and support to optimize the workstreams. Both stages have been executed well. In parallel, we continued to grow revenues, reduced expenses, and secured interim financing via the Paycheck Protection Program. The loan gave us time to better assess the impact of the pandemic on our business before making significant changes.

In making that assessment, we determined that we can realign and streamline our operations to better support the continuing development of our target markets in light of the maturation of our Platform and growth of the partner ecosystem.  We are restructuring certain areas of operations to improve productivity, communication, time to market, and support for Sales and Partners.  These changes better align engineering, product management, client services and sales with the principal components of our Platform, provide clear ownership in product development of our contributions to solutions addressing needs of identified Customers and prospects, and simplify the relationship between Sales and product teams. These changes will further reduce the company’s operating expense run rate.  We are determined to run as efficiently as possible in this challenging environment, taking advantage of efficiencies as our Platform matures.

As I noted on our last call, I believe that the health crisis expands and makes more obvious the long term benefits of our Platform for retailers and brand owners, but we are also finding that it creates friction in sales for both our partners and us.  We felt the effects in Q2, as we experienced delays in running pilots and closing deals, affecting several important in-store programs and recycling initiatives.  As we often note, bookings will continue to be lumpy; however, we are mindful that the

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uncertainties in the general economy due to the pandemic may inspire delays and more entropy in bookings and other short term measures of performance.  Grocery retailers have been working around the clock on urgent accommodations to implications of the health crisis.  We are assuming these pressures will persist for a while, contributing to friction in closing new retail business and a change in the mix of fixed versus variable contracts due to these circumstances for at least the remainder of 2020. The crisis is causing everyone to be cautious about long term commitments. The most obvious place where this will be evident is in bookings, where a preference for pay as you go will diminish the value of bookings as a leading indicator of revenues until the crisis passes.  Nonetheless, we will continue to report this important measure of performance.

In Retail, we are continuing to scale the Walmart private brand program, have entered into additional statements of work regarding in-store marketing, and anticipate enhancing the annual toy catalog again this year.  The launch of thermal labels has been paused by Walmart due to the need to focus on means to accommodate the effects of the pandemic. There are ongoing discussions with other major retailers, all of whom are doing their best to manage the near term changes required to operate safely and efficiently.  Solutions based on our Platform take time to provide maximum benefits. The more urgent matters are taking priority.

I noted in the last call that we were witnessing increases in both demand and deferrals, reflecting a sense of urgency among some prospects and distraction from other priorities for others. This continued in Q2, with friction in Retail noted above.  On the other hand, we witnessed a meaningful uptick in demand among brand owners seeking improvements in supply chain management; particularly, involving serialization.

Serialization is emerging as a significant new source of demand. New approaches for applying Digimarc post-print, including laser ablation and marker-coder overprinting, are opening doors for Digimarc and allowing us to leap-frog the slowly

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evolving digital printing market that has previously governed the pace of adoption of our Platform for serialization. The primary solutions we enable are traceability, brand protection, and food safety.  We have several actual and pending customer engagements with prominent brand owners.  Our work with initial customers indicates our superiority over QR Codes, DataMatrix, and GS128 (extended 1D barcode) in first-pass read rates, lower ink use, and faster scan speeds. We are also bringing our experience in security printing to bear on the design of counterfeit deterrence strategies for customers.

We have discussed previously the strong evidence that we have an essential role to play in recycling and sustainability more generally.  It is a massive long-term opportunity for the company.  The nut we must crack is funding early market development. We finally saw some encouraging signs of this starting to happen during Q2 with the bookings Charles mentioned earlier.

Plastic is going to be around for a long time.  It is a very useful product with the unfortunate character not being environmentally friendly.  The use of plastic has expanded dramatically with the pandemic, aggravating damage to our oceans, waterways, landfills, atmosphere, food sources, and drinking water.  The crisis is real and getting worse.  The economic calculus is becoming clear to us. The glut of cheap oil undermines the economics of proposed solutions.  However, the health and quality of life costs are high enough for government to intervene and counterbalance market economics.  The pandemic is creating heightened concern among many consumers about health and safety, contributing additional motivation for brands to adopt mitigation strategies.  We are witnessing increasing pressure on brand owners from both these sources of influence.

Trials last year demonstrated that enhancing plastic packaging with Digimarc Barcode holds promise to significantly improve the range and accuracy of the identification of materials in sorting and recycling facilities.  Industry coalesced around the formation of HolyGrail 2.0 to study the path to commercialization at scale.  Progress was slowed

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during the first half of 2020 by operational and budget pressures triggered by the pandemic.  The onset of the health crisis during Q1 affected progress and funding for enhancement of packaging and detection investments by dual systems companies, MRFs and manufacturers.  It also slowed the launch of HolyGrail 2.0.  There is good news of late.

The pace is picking up.  We are working with eight global brands so far to enhance packaging in support of recycling and sustainability initiatives.   P&G has publicly announced it is moving forward with products in several of their brands for initial distribution in Germany and the UK. We expect more CPGs to go live in 2020. We are also collaborating with the two largest global manufacturers of high-speed sortation equipment. They together provide over 80% of the lines in MRFs and recovery facilities globally, in planning the development of prototype detection systems for use in industrial trials. Importantly, HolyGrail 2.0 formed in June.  We expect more news about this later this year.

We are engaged with government and industry in three countries to launch Golden Thread projects, intended to provide commercialization models for brands, retailers, manufacturers, dual system operators, sorting facilities and other ecosystem players.  These proposed projects aim to test and develop strategies for better recyclability, collection, customer education, sortation and recovery to enable true circularity.   Operational and funding problems driven mainly by the pandemic led to a deferral of two funded projects that we had anticipated would start in Q2.  We are hopeful for more signs of meaningful progress in Q3.

We have made progress opening a second front in North America.  Early promising signs include an invitation from The Association of Plastics Recyclers to join a new Committee of Material Recover Facility Operations; providing support to the Consumer Goods Forum Plastic Waste Coalition of Action with a membership that includes more than 24 brands and ten retailers from across the globe, involving Walmart, Mars, Merck, Coca-Cola, PepsiCo, Nestle, P&G, GSK, Henkel, Unilever

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J&J, Colgate, Mondelez, SC Johnson, L’Oreal, Danone, Carrefour, Sainsbury, Rewe, Amcor, and Tetra Pak; the Consumer Brands Association Recycling Leadership Council; and the Sustainable Packaging Coalition.

The PPP loan from the federal government served its intended purpose, giving us time to assess the impact of the pandemic and adapt to its likely effects. Given the critical role that our Platform can play in health, safety and efficient retail and supply chain, I expect that the pandemic will change shopping in ways that will encourage adoption as we help retailers and consumer brand owners adapt to the new normal where reliable, efficient auto identification is a cornerstone. In the short term, health and economic uncertainties make judging the pace of change difficult. We are managing our working capital carefully, encouraging and facilitating extraordinary efforts by our team, and doing our best to articulate and deliver the extraordinary value of our Platform to customers and suppliers.  Secular trends in the digital transformation of businesses and increasing evidence of the need to move beyond the UPC have been accentuated by the pandemic.  Our long term prospects are brighter than ever.

Key takeaways

•	Revenues and EPS exceeded analyst estimates for the second quarter in a row;
•	We received a Paycheck Protection Loan for $5 million and will be applying for forgiveness of the full amount;
•	Net change in cash was less than $100,000;
•	Made significant organizational changes to improve performance;
•	Annual operating costs are expected to decrease by $2.3 million as a result of these changes;
•	Key market themes: sustainability, supply chain visibility, brand protection;
•	While Retail is still scrambling in dealing with coronavirus;
•	Demand from brand owners increasing

Thank you for your support of our mission and confidence in our ability to achieve it. We wish you all the best in these difficult times.

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In closing, I’d like to point out that DJ Vogt, our head of investor relations, is getting settled in.  With his help, we have revamped the Investor Relations section of our website.  Please check it out.  We welcome your feedback.

That’s it for our prepared remarks. Now, we will open the call to questions.

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